Exhibit 10.1
EXECUTION COPY

$350,000,000
CREDIT AGREEMENT
among
LAM RESEARCH INTERNATIONAL SARL,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
and
ABN AMRO BANK N.V.,
as Administrative Agent
Dated as of June 16, 2006

ABN AMRO INCORPORATED, as Lead Arranger and Bookrunner

Page
9.16 Judgment Currency	36
9.17 USA PATRIOT Act	37
9.18 Termination	37

SCHEDULES:

1.1A	Commitments
3.4	Consents, Authorizations, Filings and Notices

EXHIBITS:

A-1	Form of Guarantee
A-2	Form of Security Agreement
B	Form of Assignment and Assumption
C	Form of Closing Certificate
D-1	Form of Legal Opinion of Beglinger Holenstein
D-2	Form of Legal Opinion of Daniel Rabago, Esq.
D-3	Form of Legal Opinion of Heller Ehrman LLP
E	Form of Applicable Margin Certificate

          CREDIT AGREEMENT (this “Agreement”), dated as of June [16], 2006, among LAM RESEARCH INTERNATIONAL SARL, a private limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and ABN AMRO BANK N.V., as administrative agent.
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: ABN AMRO BANK N.V., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the syndication Agent, the documentation Agent and the Administrative Agent.
          “Agreement”: as defined in the preamble hereto.
          “Agreement Currency”: as defined in Section 9.16(b).
          “Applicable Creditor”: as defined in Section 9.16(b).
          “Applicable Margin:” the percent per annum set forth below under the relevant column heading below, as determined pursuant to the Pricing Grid:

Pricing Level	Applicable Margin
1	0.100%
2	0.250%
3	0.500%
          “Applicable Margin Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.
          “Approved Fund”: as defined in Section 9.6(b).
          “Assignee”: as defined in Section 9.6(b).

          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment”: as to any Lender, the obligation of such Lender to make a Loan on the Closing Date in an aggregate principal amount initially not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A and thereafter the amount set forth under the heading “Commitment” opposite such Lender’s name in the Register, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Commitments is $350,000,000.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit

Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Guarantor and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

          “Documentation Agent”: as defined in the preamble hereto.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by ABN AMRO, N.V. from three federal funds brokers of recognized standing selected by it.
          “Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for the purposes of calculating the financial components of the Consolidated Leverage Ratio, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantor”: Lam Research Corporation, a Delaware corporation. For purposes of clarity, Guarantor is a guarantor, but not a co-obligor, of the Obligations.
          “Guarantor Default”: has the meaning specified in the Guarantee.
          “Guarantee”: the Guarantee Agreement by LRC in favor of the Administrative Agent, dated as of even date herewith and substantially in the form of Exhibit A-1.
          “Homeland Reinvestment Act”: refers to the The Homeland Investment Act (HIA), a provision of the American Jobs Creation Act (AJCA) of 2004, passed by Congress in October 2004.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include any of the foregoing obligations or indebtedness of a Person which is fully collateralized by cash or cash equivalents.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Loan, (i) initially, the period commencing on the borrowing or continuation date, as the case may be, with respect to such Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., London time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Judgment Currency”: as defined in Section 9.16(b).

          “Lender Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “LIBOR Rate”: with respect to an Interest Period pertaining to any Loan, , the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, provided that, in the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR Rate” shall instead be the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the average of the rates at which deposits in Dollars equal to $5,000,000 for a maturity comparable to such Interest Period, are offered by the principal London office of ABN AMRO Bank N.V. for immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loans”: as defined in Section 2.1.
          “Loan Documents”: this Agreement, the Guarantee, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
          “LRC”: Lam Research Corporation, a Delaware corporation.
          “Majority Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Loans.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Maturity Date”: the fifth anniversary of the Closing Date.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Non-Excluded Taxes”: as defined in Section 2.14(a).
          “Non-U.S. Lender”: as defined in Section 2.14(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Overcollateralization Ratio”: the percentage equivalent of a fraction, the numerator of which is the Market Value of the Pledged Collateral and the denominator of which is the outstanding principal amount of the Loans.
          “Participant”: as defined in Section 9.6(c).
          “PBGC”: the Pension Benefit Guarantee Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Collateral”: as defined in the Security Agreement.
          “Pricing Grid”: the table set forth below.

Consolidated	Applicable LIBOR
Leverage Ratio	Margin
less than 3.50:1.00	0.100%
3.50:1.00 or higher, but less than 5.00:1.00	0.250%
5.00:1.00 or higher	0.500%

          For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 4.1 of the Guarantee and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 4.1 of the Guarantee, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 4.1 of the Guarantee.
          “Properties”: as defined in Section 3.15(a).
          “Register”: as defined in Section 9.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer or managing director of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Securities Account Control Agreement”: the Securities Account Control Agreement to be executed and delivered by the Guarantor, substantially in the form attached to the Security Agreement.
          “Security Agreement”: the Security Agreement to be executed and delivered by the Guarantor, substantially in the form of Exhibit A-2.
          “Security Documents”: the collective reference to the Security Agreement, the Securities Account Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on the Pledged Collateral to secure the obligations and liabilities of the Guarantor under the Guarantee.

          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of LRC.
          “Substitute Rate”: has the meaning specified in Section 2.11
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
          “Tranche”: the collective reference to Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Transferee”: any Assignee or Participant.
          “United States”: the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms
          1.3 Switzerland Terms.
          In this Agreement, where it relates to a Swiss entity, a reference to insolvency includes, without limitation, bankruptcy (faillite), insolvency, its voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. Subject to the terms and conditions hereof, (a) each Lender severally agrees to make a term loan (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.
          2.2 Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed, the number of Tranches and the initial Interest Period(s) applicable thereto. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

          2.3 Repayment of Loans. The Loan of each Lender shall mature and be due and payable on the Maturity Date.
          2.4 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A,M., New York City time, at least five Business Days prior thereto, which notice shall specify the date and amount of prepayment and, if a partial prepayment, the Tranche or Tranches being prepaid; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof.
          2.6 Intentionally Omitted.
          2.7 Continuation Options. Any Tranche may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically be continued as Loans with an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.8 Limitations on Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings and continuations of Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Tranches shall be outstanding at any one time.
          2.9 Interest Rates and Payment Dates. (a) Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.
          (b) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the highest rate then applicable under this Agreement to Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

          2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).
          2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, then, as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of Loans. If a Substitute Rate is agreed upon by the Borrowers and all the Lenders, such Substitute Rate shall apply. If a Substitute Rate is not so agreed upon by the Borrowers and all the Lenders within such time, each Lender’s Loans shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Loans, plus (ii) the Applicable Margin.
          2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Lender Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at a rate determined by the Administrative Agent to be the sum of (x) the cost to it of funding such amount plus (y) the Applicable Margin, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the relevant Borrower with respect to such payment.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the relevant Borrower with respect to such payment.
          2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.14 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that neither the Borrower nor the Guarantor shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (including, without limitation, any Lender by assignment or syndication), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or the Guarantor with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, then Borrower agrees to indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).
          2.17 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          3.1 Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.2 Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.3 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.
          3.4 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          3.5 No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.6 Ownership of Property; Liens. The Borrower has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 5.1 of the Guarantee.
          3.7 Intellectual Property. The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and the use of Intellectual Property by Borrower does not infringe on the rights of any Person in any material respect, in each case, that could reasonably be expected to have a Material Adverse Effect.
          3.8 Taxes. The Borrower has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          3.9 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.10 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.11 Use of Proceeds. The proceeds of the Loans shall be available to the Borrower (and the Borrower agrees that it shall use such proceeds) solely for to finance qualifying cash dividends (as such term is defined in the Homeland Reinvestment Act) distributed by Foreign Subsidiaries under the Homeland Reinvestment Act.
          3.12 Accuracy of Information. No statement or information contained in this Agreement or any other document, certificate or statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
SECTION 4. CONDITIONS PRECEDENT
          The agreement of each Lender to make the Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement; Security Agreement; Securities Account Control Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Security Agreement, executed and delivered by the Guarantor, (iii) the Guarantee executed and delivered by the Guarantor and (iv) the Securities Account Control Agreement, executed and delivered by the Guarantor.
     (b) Fees. The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of Borrower and LRC, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each of Borrower and LRC certified by the relevant authority of the jurisdiction of organization of each such entity, and (ii) a long form good standing certificate for each such entity from its jurisdiction of organization.
     (d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Beglinger Holenstein, counsel to the Borrower, substantially in the form of Exhibit D-1;
     (ii) the legal opinion of Daniel Rabago, Esq., general counsel of the Borrower, the Guarantor and their respective Subsidiaries, substantially in the form of Exhibit D-2; and
     (iii) the legal opinion of Heller Ehrman LLP, counsel to the Borrower and the Guarantor, substantially in the form of Exhibit D-3; and
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (e) Pledged Collateral Compliance. After giving effect to the Loans, the Overcollateralization Ratio shall not be less than 110%, as provided in the Security Agreement.

     (f) Representations and Warranties. Each of the representations and warranties made by Borrower and LRC in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.
     (g) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
SECTION 5. AFFIRMATIVE COVENANTS
          The Borrower agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:
          5.1 Certificates; Other Information. Furnish to the Administrative Agent:
     (a) concurrently with the delivery of any financial statements pursuant to Section 4.1 of the Guarantee, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) an Applicable Margin Certificate containing all information and calculations necessary for determining the Applicable Margin in accordance with the Pricing Grid; and
     (b) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          5.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.
          5.3 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 5.2 of the Guarantee and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          5.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with their independent certified public accountants.
          5.6 Notices. Promptly after acquiring knowledge thereof give notice to the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting the Borrower that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and
     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. Any notice provided pursuant to Section 4.4 of the Guarantee shall also be deemed to be a notice pursuant to this Section 5.6 to the extent relevant hereto.
          5.7 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
SECTION 6. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          6.1 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except to the extent permitted pursuant to Section 5.2 of the Guarantee.

          6.2 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except to the extent permitted pursuant to Section 5.2 and 5.3 of the Guarantee.
          6.3 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Wholly Owned Subsidiaries) unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or any of its Subsidiaries than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or is otherwise permitted under this Agreement.
          6.4 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
SECTION 7. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.3(a), Section 5.6(a) or Section 6 of this Agreement; or
     (d) Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Majority Lenders; or
     (e) Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or
     (f) (i) Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 120 days; or (iii) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) one or more judgments or decrees shall be entered against Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (h) the Guarantee shall cease, for any reason, to be in full force and effect or Borrower or any Affiliate of Borrower shall so assert; or
     (i) any Event of Default or Guarantor Default shall have occurred and be continuing under the Guaranty or any other Security Agreement;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8. THE AGENTS
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or LRC or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or LRC to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or LRC.
          8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any Affiliate of the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of Borrower or LRC or any affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or LRC or any affiliate thereof that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Guarantor and without limiting the obligation of the Borrower or the Guarantor to do so), ratably according to their respective Lender Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Lender Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or LRC as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          8.10 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Majority Lenders and each of Borrower and/or Guarantor party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each of Borrower and Guarantor party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower or Guarantor (including an Guarantor obligations) hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents to which Borrower or Guarantor may be a party or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce the percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower or the Guarantor of any of its rights and obligations under this Agreement and the other Loan Documents to which it is a party, release all or substantially all of the Collateral or release the Guarantor from its obligations under the Security Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and/or Guarantor (as may be party to the Loan Document to which such waiver, amendment, supplement, or modification may apply), the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower and/or Guarantor (as the case may be), the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Lam Research International SARL
Chemin de la Combeta 5
Ch-2300 La Chaux-de-fonds, Switzerland
Attention: Controller
Telecopy: 41329242999
Telephone: 41329242900

With a copy to:	Lam Research Corporation
Roch Leblanc
4300 Cushing Parkway
Mail Stop CA4-103
Fremont, CA 94538
Telephone: 510-572-3547

Administrative Agent:	540 West Madison Street, Suite 2131
Chicago, Illinois 60661-2591
Attention: Loan Administration
Telecopy: 312-992-5157
Telephone: 312-992-5152

For financials and compliance	ABN AMRO Bank N.V.
certificates under Sections 4.1 and	101 California Street, Suite 4300
4.2 of the Guarantee	San Francisco, California 94111-5812
Attn: Richard Brown
E-Mail:
Richard.brown@abnamro.com
FAX: (415) 984-3717

with a copy to:	ABN AMRO Bank N.V.
540 West Madison Street, Suite 2131
Chicago, Illinois 60661-2591
Attn: Credit Administration
E-Mail: sherry.manning@abnamro.com
FAX: (312) 992-5111
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Arranger for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Arranger and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arranger and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or (f) has occurred and is continuing, any other Person; and

     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities law.
          For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d).
          (iii) Notwithstanding anything to the contrary in Section 9.1 or otherwise contained herein, Participants may consent to any written amendments, supplements or modifications hereto and to the other Loan Documents or waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in any such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that such consent or waiver relates to (A) any proposed increase in the Commitments, (B) any proposed reduction in the Commitments or the aggregate principal amount of Loans then outstanding and the interest and fees thereon and (C) any proposed extension of the maturity of the Loans beyond the Termination Date.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          (g) Notwithstanding anything to the contrary in this Section 9.6, a Lender may not assign, sell participations in or pledge or assign a security interest in all or any portion or its rights and obligations under this Agreement (each such action, a “Transfer”), if as a result thereof:
          (i) the total number of creditors (other than Qualifying Banks (as defined below)) of the Borrower under this Agreement would at any time exceed 10, in each case in accordance with the meaning of the Guidelines (as defined below); or
          (ii) the total number of creditors (other than Qualifying Banks) in relation to all outstanding loans or written debt acknowledgements (including Advances) of the Borrower would at any time exceed 20, in each case in accordance with the meaning of the Guidelines.
     For purposes of this Section 9.6(g), “Guidelines” means the guidelines in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt “Obligationen” vom April 1999 der Eidgenössischen Steuerverwaltung), and “Qualifying Bank” means (i) a bank as defined in the Swiss Federal Law of 8 November 1934 relating to banks and savings institutions, or (ii) any other person that is a bank according to the banking legislation in effect in its jurisdiction of organization.
     Upon the reasonable request of any Lender in connection with any such proposed Transfer, the Borrower and (in the case of clause (x) below only) the Agent will notify such Lender of the total number of creditors (other than Qualifying Banks) of the Borrower of which it is aware (x) under this Agreement and (y) in relation to all outstanding loans or written debt acknowledgements (including Advances), in each case in accordance with the meaning of the Guidelines. No Transfer shall be valid for any purpose unless the Lender proposing to make such transfer has notified the Borrower thereof and the Borrower has confirmed to such Lender in writing that such transfer will not violate this Section 9.6(g). The Borrower agrees to respond to any such notification promptly following its receipt thereof.
     Each Lender hereby represents and warrants that, on the date hereof, it is a Qualifying Bank. The Borrower hereby represents and warrants that, on the date hereof, to the best of its knowledge, the total number of its creditors (other than Qualifying Banks) in relation to all outstanding loans or written debt acknowledgements (including Advances) does not exceed 20. The Borrower hereby covenants and agrees that, so long as any Advances are outstanding to it, it will not permit the total number of its creditors

(other than Qualifying Banks) in relation to all outstanding loans or written debt acknowledgements (including Loans) to exceed 20.
          9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     9.13 Acknowledgements. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          9.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by Borrower or LRC, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          9.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          9.16 Judgment Currency
          (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the

Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          9.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and the Guarantor in accordance with the Act.
          9.18 Termination
          The Commitments hereunder shall terminate if the Closing Date has not occurred on or prior to June 23, 2006.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LAM RESEARCH INTERNATIONAL SARL, as
Borrower

By:	/s/ Thierry Fried

Name: Thierry Fried
Title: Managing Director

ABN AMRO, N.V., as Administrative Agent and as a
Lender

By:	/s/ John Jankowski

Name: John Jankowski
Title: Assistant Vice President

By:	/s/ Frances O. Logan

Name: Frances O. Logan
Title: Managing Director